Exhibit 99.1

Newark, NY – October 7, 2010 – IEC Electronics Corp. (NYSE Amex: IEC) has announced the appointment of Jeffrey T. Schlarbaum as President, IEC Electronic and the appointment of Donald S. Doody as Executive Vice President, effective October 1, 2010.

W. Barry Gilbert, IEC Chairman and Chief Executive Officer commented, “2010 was an excellent year for the Company with large increases in sales, earnings growth and expanded market share.  It is with great pleasure that I announce the promotion of Jeff Schlarbaum and Don Doody to the position of President of IEC Electronics and Executive Vice President of IEC Electronics, respectively. These promotions are in recognition of their contributions to the success of our Company and, perhaps more importantly, reflect our confidence in their abilities to help drive IEC’s future growth.

“Jeff came to IEC six years ago from Plexus Corp. as Vice President of Sales and Marketing.  Bringing his significant industry experience, Jeff established a robust sales structure which has served us well over time.  In 2008 in acknowledgment of his contributions, he was promoted to Executive Vice President of IEC Electronics and President of the contract manufacturing business.  Under his leadership, our contract manufacturing business continued to grow, expanding into new sectors which have proven to be most successful.    In his new role, Jeff will expand his area of responsibility to include the growth of all of IEC’s business units.

“Don joined the IEC team in 2004 as Vice President of Operations.  Prior to joining IEC, Don held a number of management positions at GE, MCMS and Plexus.  Don has a proven track record implementing lean training and six sigma principles to drive manufacturing improvement.  He applied those skills at IEC, putting into place a manufacturing format that has enabled the company to achieve some of the highest manufacturing margins in the contract manufacturing industry.  In 2008, Don was promoted to Sr. Vice President of Operations, where he expanded our core platform to the companies we have acquired.  As a result of his leadership we have continued to generate some of the highest returns in the industry. In his new role, Don will be responsible for our Company’s continued operational improvement across IEC’s operating units.”

Mr. Gilbert concluded, “I congratulate Jeff and Don on these well deserved promotions and look forward to our continued work together toward IEC’s ongoing success.”

About IEC Electronics
IEC Electronics Corporation provides contract electronic manufacturing services to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors.  The Company’s ultra high reliability capabilities include:  design, prototype and volume circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution.   IEC Wire and Cable, Inc., a wholly owned subsidiary, is a premier wire and cable harness manufacturer specializing in the military, medical, industrial and transportation sectors.  As a full service EMS provider, IEC is AS9100, ISO-9001:2000, and ISO-13485 registered, and an NSA approved supplier under the COMSEC standard.  The Company is headquartered and has a plant in Newark, New York and also has operations in Rochester, New York, Victor, New York and Albuquerque, New Mexico.  Additional information about IEC can be found on its web site at www.iec-electronics.com.

Contact:	Heather Keenan	John Nesbett/Jennifer Belodeau
	IEC Electronics Corp.	Institutional Marketing Services
	(315) 332-4262	(203) 972-9200
	hkeenan@iec-electronics.com	jnesbett@institutionalms.com